Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our report dated March 31, 2014 in the Registration Statement on Form S-1 and related Prospectus of CymaBay Therapeutics Inc. for the registration of shares of common stock dated April 8, 2014.

/s/ Ernst & Young LLP

Redwood City, California

April 8, 2014